Exhibit 10.1

EXECUTION COPY
FIRST AMENDMENT

FIRST AMENDMENT, dated as of October 25, 2002 (this “Amendment”), to the Amended and Restated Credit Agreement, dated as of January 10, 2001 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Time Warner Telecom Inc., a Delaware corporation (“TWTC”), Time Warner Telecom Holdings Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities parties thereto on the date hereof (the “Lenders”), the documentation agent named therein (the “Documentation Agent”), the co-syndication agents named therein (the “Co-Syndication Agents”), and JPMorgan Chase Bank, as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, TWTC, the Borrower, the Lenders, the Documentation Agent, the Co-Syndication Agents and the Administrative Agent are parties to the Credit Agreement; and

WHEREAS, TWTC and the Borrower have requested that the Lenders amend certain provisions of the Credit Agreement on the terms set forth herein, and the Lenders are willing to agree to such amendments;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereby agree as follows:

1.    Defined Terms.    Unless otherwise defined herein, capitalized terms that are defined in the Credit Agreement are used herein as therein defined.

2.    Amendment to Pricing.    Annex A to the Credit Agreement is hereby deleted in its entirety and replaced with the new Annex A attached hereto as Exhibit I.

3.    Amendment to Definition of “Consolidated EBITDA”.    The definition of “Consolidated EBITDA” is hereby amended by deleting the word “and” from before “(e)” in the seventh line of the definition, and adding the following language after the word “Agreement” in the fourteenth line of the definition:

“, (f) any non-cash asset impairment charges resulting from the application of the statement on Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144) or similar accounting rules or policies, provided, that the amounts referred to in this clause (f) shall not, in the aggregate, exceed (i) $500,000,000 at any time up to and including December 31, 2003 and (ii) $30,000,000 for any fiscal year of TWTC thereafter; provided further, that (x) up to $30,000,000 of the fiscal year limit in clause (f)(ii), if not utilized in the fiscal year for which it is permitted, may be carried over for use in the next succeeding fiscal year and (y) for purposes of applying the limit in clause (f)(ii), any amounts referred to in this clause (f) shall be deemed added to “Consolidated EBITDA”, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to clause (x) of this proviso, and (g) any non-cash compensation expenses solely related to stock-

based compensation, provided, that, to the extent any non-cash expense under this clause (g) subsequently requires any cash disbursement, such non-cash expense will be subtracted from Consolidated EBITDA;”

4.    Amendment to Section 2.1(b) of the Credit Agreement.    Section 2.1(b) of the Credit Agreement is hereby amended by adding the following language to the end of such Section 2.1(b):

“Notwithstanding anything to the contrary in this Agreement:

(i) at any time prior to January 1, 2004, the Total Revolving Extensions of Credit shall not exceed $0 (other than in respect of Letter of Credit no. P-209151 originally issued on December 20, 2000 in an amount equal to $250,000);

(ii) at any time from (and including) January 1, 2004 to (and including) December 31, 2004, the Total Revolving Extensions of Credit shall not exceed $200,000,000; and

(iii) on any day on which a Revolving Loan or Swingline Loan is made, or a Letter of Credit is issued, the aggregate amount of Revolving Loans and Swingline Loans made (excluding any Revolving Loans the proceeds of which are used to repay Swingline Loans), and Letters of Credit issued, in the period of three months ending on such day shall not exceed $100,000,000, after giving effect to such new Revolving Loan, Swingline Loan or Letter of Credit.”

5.    Amendment to Section 2.4(a) of the Credit Agreement.    Section 2.4(a) of the Credit Agreement is hereby amended by adding the following language after the word “zero” in the penultimate sentence of such Section 2.4(a):

“ or the provisions of the last sentence of Section 2.1(b) would be violated.”

6.    Amendment to Section 3.1(a) of the Credit Agreement.    Section 3.1(a) of the Credit Agreement is hereby amended by (i) deleting “ or” from the seventh line of such Section 3.1(a) and replacing it with “,” and (ii) adding the following language after the word “zero” in the eighth line of such Section 3.1(a):

“ or (iii) the provisions of the last sentence of Section 2.1(b) would be violated.”

7.    Amendment to Section 7.1(b) of the Credit Agreement.    Section 7.1(b) is hereby amended by deleting such Section 7.1(b) in its entirety and replacing it with the following:

“(b)  Consolidated Leverage Ratio.    Permit the Consolidated Leverage Ratio as of the last day of any fiscal quarter of TWTC during the period set forth below to exceed the ratio set forth below opposite such period:

Period	Consolidated Leverage Ratio
10/01/02 – 12/31/02	7.00 to 1.0
01/01/03 – 03/31/03	7.00 to 1.0
04/01/03 – 06/30/03	6.75 to 1.0
07/01/03 – 09/30/03	6.75 to 1.0
10/01/03 – 12/31/03	6.50 to 1.0
01/01/04 – 03/31/04	6.25 to 1.0
04/01/04 – 06/30/04	6.00 to 1.0
07/01/04 – 09/30/04	5.75 to 1.0
10/01/04 – 12/31/04	5.50 to 1.0
01/01/05 – 03/31/05	5.50 to 1.0
04/01/05 – 06/30/05	5.25 to 1.0
07/01/05 – thereafter	5.00 to 1.0”

8.    Amendment to Section 7.1(c) of the Credit Agreement.    Section 7.1(c) is hereby amended by deleting such Section 7.1(c) in its entirety and replacing it with the following:

“(c)  Consolidated Interest Coverage Ratio.    Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of TWTC ending with any fiscal quarter during the period set forth below to be less than the ratio set forth below opposite such period:

Period	Consolidated Interest Coverage Ratio
10/01/02 – 12/31/02	1.10 to 1.0
01/01/03 – 03/31/03	1.10 to 1.0
04/01/03 – 06/30/03	1.10 to 1.0
07/01/03 – 09/30/03	1.25 to 1.0
10/01/03 – 12/31/03	1.25 to 1.0
01/01/04 – 03/31/04	1.25 to 1.0
04/01/04 – 06/30/04	1.50 to 1.0

07/01/04 – 09/30/04	1.50 to 1.0
10/01/04 – 12/31/04	1.50 to 1.0
01/01/05 – 03/31/05	1.50 to 1.0
04/01/05 – 06/30/05	1.75 to 1.0
07/01/05 – 09/30/05	1.75 to 1.0
10/01/05 – thereafter	2.00 to 1.0”

9.    Amendment to Section 7.1(d) of the Credit Agreement.    Section 7.1(d) is hereby amended by deleting such Section 7.1(d) in its entirety and replacing it with the following:

“(d)  Consolidated Debt Service Coverage Ratio.    Permit the Consolidated Debt Service Coverage Ratio determined as of the last day of any fiscal quarter of TWTC during the period set forth below to be less than the ratio set forth below opposite such period:

Period	Consolidated Debt Service Coverage Ratio
10/01/04 – 12/31/04	1.40 to 1.0
01/01/05 – thereafter	1.50 to 1.0”

10.    Amendment to Section 7.7 of the Credit Agreement.    Section 7.7 is hereby amended by deleting such Section 7.7 in its entirety and replacing it with the following:

“7.7    Capital Expenditures.     Unless the ratio of Consolidated Total Debt to Annualized Consolidated EBITDA as at the last day of the most recent complete fiscal quarter of TWTC is less than 5.00 to 1.0, make or commit to make any Capital Expenditure, except Capital Expenditures of TWTC and its Subsidiaries in the ordinary course of business not exceeding for any fiscal year of TWTC set forth below the dollar amount set forth below opposite such fiscal year:

Fiscal Year	Amount
2002	$200,000,000
2003	$300,000,000
2004	$350,000,000
2005	$350,000,000
2006	$350,000,000
2007	$350,000,000
2008	$350,000,000
2009	$350,000,000

provided, that (i) up to $150,000,000 of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year, (ii) up to $25,000,000 of any such amount referred to above may be carried back for expenditure in the immediately preceding fiscal year and (iii) Capital Expenditures made pursuant to this Section 7.7 during any fiscal year shall be deemed made, first, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) above, second, in respect of amounts permitted for such fiscal year as provided above and, third, in respect of amounts carried back from the next succeeding fiscal year pursuant to subclause (ii) above.”

11.    Amendment to Section 7.8(g) of the Credit Agreement.    Section 7.8(g) is hereby amended by deleting such Section 7.8(g) in its entirety and replacing it with the following:

“(g)  [Reserved]”

12.    Amendment to Section 8(l) of the Credit Agreement.    Section 8(l) is hereby amended by adding the following language to the end of clause (iv) thereof:

“provided, that no Event of Default shall occur under this clause (iv) if the failure of the board of directors of TWTC to consist of a majority of Continuing Directors results from a requirement (imposed by Nasdaq, another self-regulatory organization or any regulatory body, and applicable to TWTC and other public companies) to implement a board of directors with a majority of independent directors;”

13.    Effectiveness.    This Amendment shall become effective as of the date hereof (the “Amendment Closing Date”) when the following conditions precedent have been satisfied:

(a)  Amendment.    The Administrative Agent shall have received this Amendment, executed and delivered by the Administrative Agent, TWTC, the Borrower, and the Required Lenders.

(b)  Fees.    The Administrative Agent shall have received an amendment fee, for the account of each Lender that has delivered an executed signature page to this Amendment to the Administrative Agent or its counsel no later than 4:00 p.m., New York City time, on October 25, 2002, in an amount equal to 0.25% of the sum of such Lender’s Commitment (as in effect after the reductions in Section 13(c) below) plus the amount of any outstanding Term Loans held by such Lender (after giving effect to the prepayment in Section 13(c) below).

(c)  Reduction in Commitments; Prepayment of Tranche B Term Loans.

(i)  The Borrower shall have permanently reduced the Revolving Commitments by $95,000,000 (and prepaid Revolving Loans as required) and permanently reduced the Delayed-Draw Term Commitments by $55,000,000, and each reduction shall have been done in accordance with Section 2.7 of the Credit Agreement.

(ii)  The Borrower shall have prepaid the Tranche B Term Loans in an amount equal to $50,000,000 in accordance with Section 2.8 of the Credit Agreement.

14.    Representations and Warranties.    Each of TWTC and the Borrower hereby jointly and severally represents and warrants that each of the representations and warranties of each Loan Party in or pursuant to any Loan Document is true and correct in all material respects, as if made on and as of the date hereof.

15.    Continuing Effect of Credit Agreement.    This Amendment shall not be construed as a waiver or consent to any further or future action on the part of the Borrower or TWTC that would require a waiver or consent of the Administrative Agent and/or the Lenders. Except as amended hereby, the provisions of the Credit Agreement are and shall remain in full force and effect.
16.    Counterparts.    This Amendment may be executed in counterparts (including counterparts sent by facsimile), and all of the said counterparts taken together shall be deemed to constitute one and the same instrument.

17.    GOVERNING LAW.    THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

18.    Expenses.    The Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of this Amendment, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

TIME WARNER TELECOM INC.

By:	/s/ DAVID RAYNER
David Rayner Senior Vice President and Chief Financial Officer

TIME WARNER TELECOM HOLDINGS INC.

By:	/s/ David Rayner
David Rayner Senior Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, as Administrative Agent and as a Lender

By:

BANK OF AMERICA, N.A., as Co-Syndication Agent and as a Lender

By:

MORGAN STANLEY SENIOR FUNDING, INc., as Co-Syndication Agent and as a Lender

By:

ABN AMRO BANK N.V., as Documentation Agent and as a Lender

By:

EXHIBIT I
to the Amendment

Annex A

PRICING GRID FOR DELAYED-DRAW TERM LOANS, REVOLVING LOANS,
SWINGLINE LOANS AND COMMITMENT FEES

Consolidated Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans	Commitment Fee Rate
Greater than or equal to 7.00 to 1.0	2.75%	1.75%
1.00% if 33 1/3% or less of the relevant Facility Commitments are utilized;

0.75% if 66 2/3% or less but greater than 33 1/3% of the relevant Facility Commitments are utilized;

0.50% if greater than 66 2/3% of the relevant Facility Commitments are utilized

Greater than or equal to 6.00 to 1.0 but less than 7.00 to 1.0	2.50%	1.50%	same as above

Greater than or equal to 5.00 to 1.0 but less than 6.00 to 1.0	2.25%	1.25%	same as above

Greater than or equal to 4.00 to 1.0 but less than 5.00 or 1.0	2.00%	1.00%	same as above

Less than 4.00 to 1.0	1.75%	0.75%	same as above

Changes in the Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 6.1, and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. Overdue interest, fees and other amounts shall bear interest at 2.00% above the rate applicable to ABR

Loans. Each determination of the Consolidated Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.1.

Swingline Loans shall, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Revolving Facility.

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